                                  Exhibit 10.19

                Second Kingsville Dome and Rosita Mines Agreement

     This Agreement is entered into by the Texas Natural Resource Conservation Commission ("TNRCC"), the Texas Department of Health ("TDH"), URI, Inc. ("URI") and the United States Fidelity & Guaranty Company ("USF&G") on January 1, 2002 and shall run until April 30, 2002.

                                    Recitals

A. URI is the owner and operator of the Kingsville Dome and Rosita Mines located in Kleberg and Duval Counties, Texas, respectively.

B. The following are the outstanding Bonds issued by USF&G on behalf of the Kingsville Dome and Rosita Mines to provide assurance that funds will be available when needed for groundwater restoration, decommissioning, and, if applicable, for the long term care of the facility. By this Agreement, the Agencies agree that they cannot enforce in excess of the amounts set forth below against USF&G:

     On June 23, 2000, USF&G issued to TDH on behalf of the Kingsville Dome Mine the Surety Bond Rider to Performance Guarantee Bond (Bond No.41-0130-40028-96-6) that has been in effect since December 2, 1996, in the penal sum of One Million Seven Hundred Forty One Thousand Five Hundred Forty Two Dollars ($1,741,542.00). The agencies acknowledge their continued obligations under the prior Kingsville Dome and Rosita Mines Agreement with respect to the reduction of bond amounts for the final quarter of the prior Agreement.

     On June 23, 2000, USF&G issued to TDH on behalf of the Rosita Mine the Surety Bond Rider to Performance Guarantee Bond (Bond No. 41-0130-40040-96-6) that has been in effect since November 26, 1996, in the penal sum of One Million Nine Hundred Nine Thousand Six Hundred Forty Three Dollars ($1,909,643.00). The agencies acknowledge their continued obligations under the prior Kingsville Dome and Rosita Mines Agreement with respect to the reduction of bond amounts for the final quarter of the prior Agreement.

C. URI, to induce USF&G, as Surety, to execute the Bonds on behalf of URI, executed and delivered a Master Surety Agreement for the benefit of Surety, dated November 25, 1996, pursuant to which URI, agreed to exonerate, hold harmless, indemnify and keep indemnified USF&G from and against any and all demands, claims, liabilities, losses and expenses of whatsoever kind or nature (including but not limited to, interest, court costs and counsel fees) imposed upon, sustained, or incurred by USF&G by reason of: (1) USF&G having executed, provided or procured Bonds in behalf of URI, Inc., or (2) URI, Inc.'s failure to perform or comply with any of the provisions of the Master Surety Agreement. By this document, URI, Inc. reaffirms its indemnity obligations under the Master Surety Agreement.

D. This Agreement is entered by USF&G and the Agencies at the request of URI, which has acknowledged that it is financially unable to meet its obligations to continue groundwater restoration of the Kingsville Dome and Rosita Mines without this Agreement. This Agreement does not replace or supersede any licenses, permits, or regulatory requirements already in place. It is not intended that the terms of this Agreement affect or change the responsibilities of TDH and TNRCC as set forth in the Memorandum of Understanding between the agencies found at 25 TAC Sec. 289.101(f).

E. USF&G may have certain defenses to claims made under the Bonds, and it expressly reserves any and all defenses it may have or hereinafter acquire.

F. The purpose of this Agreement is, variously, to (1) protect the public health and environment by facilitating the implementation and continuation of groundwater restoration of the Mines; (2) provide a mechanism for USF&G to receive an equivalent reduction in the penal sum of its liability under the Bonds in consideration of USF&G's funding of groundwater restoration costs of the Mines.

                            Page 1 of Exhibit 10.19

     Now, therefore, the parties agree as follows:

1. Incorporation. The above Recitals are hereby incorporated into this Agreement.

2.   Definitions. The following terms shall have the meanings defined below:

     1.1   "Agencies" means collectively TNRCC and TDH.

     1.2   "Bonds" means the Bonds described in Recital B.

     1.3 "Restoration Costs" means any reasonable costs directly associated with or necessary for groundwater restoration activities at the Mines. Costs that would not be allowed for bond reduction include, but are not limited to: salaries of personnel for time not directly relating to groundwater restoration at the Kingsville Dome and Rosita mines; travel to or activities regarding other URI sites; general and administrative costs; bond premiums, property taxes, byproduct disposal costs, license fees, insurance and other holding costs; legal costs; costs of contesting TNRCC or TDH actions; and/or costs for the resumption of production operations.

     1.4 "Effective Date" means the date on which this Agreement has been executed by all of the parties.

     1.5   "Mines" means the Kingsville Dome Mine and the Rosita Mine.

     1.6   "Surety" means United States Fidelity & Guaranty Company.

     1.7   "TDH" means the Texas Department of Health.

     1.8   "TNRCC" means the Texas Natural Resource Conservation Commission.

     1.9   "URI" means URI, Inc.

     1.10  "USF&G" means the United States Fidelity & Guaranty Company.

3. Funding of Operations. USF&G agrees, subject to the provisions contained herein, to fund reasonable restoration costs at the Kingsville Dome Mine and Rosita Mine as enumerated in Appendix A attached to and by this reference incorporated in this Agreement. In the event that URI is able to secure funds outside of USF&G, other than funds provided by URI's investor group that are specifically designated for general and administrative costs, other holding costs and/or for the resumption of production operations, URI will notify the TDH and TNRCC for a determination if these funds should be used to substitute or supplement funding by USF&G. In the event URI secures investor group funding during the term of this Agreement, URI shall provide the TDH and the TNRCC with a summary of the expenditures made from such investor group funding.

4. Period of Funding/Term of Agreement. This Agreement shall remain in force and effect from its effective date until April 30, 2002. In the event URI fails to meet the performance Criteria set forth in Appendix B for a specific month and such Performance Criteria are not waived by the Agencies, the Agencies may terminate the Agreement with 10 days notice to URI. If the Agencies terminate the Agreement they shall notify USF&G of such action. This notification shall occur within 24 hours upon termination of the Agreement, and will be effective upon receipt by USF&G.

5. Force Majeure. URI shall not be deemed as failing to meet the Performance Criteria for a specific month due to any Act of God, war, strike, riot, electrical outage, accident, fire, explosion, flood, blockade, or other catastrophe hereafter "force majeure," beyond URI's reasonable-control. In the event of such force majeure, URI shall notify the Agencies of the event within 24 hours. Should such force majeure prevent or

                            Page 2 of Exhibit 10.19
reduce groundwater restoration activities for the subsequent month, then the Agencies may terminate the Agreement with 10 days notice to URI.

6. Record Keeping. URI shall include a summary of all reasonable restoration costs incurred during a month in the monthly performance reports to the Agencies. URI will maintain complete records of reasonable expenditures made during the term of this Agreement and will make those records available upon request from the Agencies for auditing purposes.

     URI shall maintain and make available to the Agencies upon request, records of its groundwater restoration activities at the Mines. These records shall include: 1) accurate and legible maps of well fields and well locations; and 2) accurate and up to date well completion and maintenance information.

7. Capital Allowance. USF&G agrees, subject to the provisions contained herein, to fund $45,000 as reasonable restoration costs, for additional reverse osmosis water treatment equipment to be installed on the remote ion exchange equipment located in Production Area 3 at the Kingsville Dome location ("PAA3") as enumerated in Appendix A attached to and by this reference incorporated in this Agreement. Once functional, this equipment shall be used to conduct restoration in PAA3 over the term of this Agreement. PAA3 restoration shall be concurrent with the restoration operations at the remainder of the Kingsville Dome mine. The restoration operation cost of PAA3 equipment shall be included in the amounts enumerated in Appendix A and shall only be allowed in any month if the Reverse Osmosis unit at PAA3 is operational in that month.

8. Security and Electricity Advance Payment. URI shall make a payment to the Texas Department of Health Bureau of Radiation Control in the amount of $37,500 to provide for site security and electrical power requirements for three months of groundwater restoration operations in the event that groundwater restoration operations cease at the mines before groundwater restoration is completed. This advance payment shall be made by URI within 10 days of receipt from USF&G. This advanced security and electrical payment shall be included in the amounts enumerated in Appendix A and be subject to appropriate bond reduction for each location. URI stipulates that this advance payment is not, and shall not be, assets of URI, Inc.'s bankruptcy estate.

9. Progress Reports, Bond Reduction and Future Payments to URI, Inc. On January 31, 2002 and each month thereafter as set forth in Appendix C, TDH will provide USF&G with a written bond reduction notice ("bond reduction notice") in the format attached hereto as Appendix D. It is agreed by TDH that it will issue the bond notice reduction within 10 working days following the end of the month contingent upon receiving USF&G's certification of monthly advances to URI. The failure to do so shall constitute a material breach of this Agreement for which USF&G would thereafter have no further obligation to provide any further funding pursuant to this Agreement

     The bond reduction notice will reduce the penal amount of the bonds on a dollar for dollar basis for restoration costs paid during the previous period. Penal sum reductions will be allocated to the appropriate bonds for the appropriate projects. Under no circumstance will the bond reduction for a preceding month exceed the reasonable restoration cost projections in Appendix
A. URI shall provide a monthly groundwater restoration progress report in accordance with Appendix B, to the Agencies for each month no later than the 10th working day of the following month. The TDH shall notify URI and USF&G of the appropriate monthly bond adjustment. Failure to perform on the part of URI shall mean the failure to operate within agreed upon reasonable restoration cost projections within Appendix A or the failure to meet the Performance Criteria in Appendix B. If the Agencies, with good cause, disapprove URI's performance, or reasonable restoration costs, the TDH may adjust the next month's bond reduction amount. At the conclusion of the last month, the Agencies shall not reduce the bond amount until they have completed the performance and financial reviews of the last month's data.

10. Reconciliation of Expenses. Upon receipt of a monthly performance or progress report, the Agencies may review all costs and expenditures. The Agencies may require additional information from URI regarding expenses. No expenses in excess of those detailed in Appendix A shall be eligible for

                            Page 3 of Exhibit 10.19
reimbursement under this Agreement unless they have been authorized in advance, in writing, for a specific amount, by the TNRCC prior to the expenditure being made by URI. Upon the advance approval in writing of such costs by TNRCC, such costs will be eligible for inclusion of funding to URI by USF&G. If approval is not obtained such costs are not eligible for inclusion of funding to URI by USF&G. Upon funding by USF&G such costs would be treated comparably to all other costs shown on Appendix A regarding their eligibility for bond reductions by USF&G.

11. Periodic Reporting by USF&G. Contemporaneously with funding, USF&G will provide to TNRCC and TDH a certification of monthly advances under this Agreement to URI by the end of each month.

12. Surety Not an Owner or Operator. USF&G shall not be an "owner" or "operator" of the Mines by virtue of execution and delivery of and performance of its obligations under this Agreement. The parties' execution and delivery of this Agreement is not intended to make USF&G an "owner" or "operator." USF&G's role as Surety will not in any way make it responsible for any operation of the Mines, nor will it own any part of the Mines.

12.a. Agencies not an Owner or Operator. TNRCC or TDH shall not be an " owner" or "operator" of the Mines by virtue of execution and delivery of and performance of their obligations under this Agreement. The parties' execution and delivery of this Agreement is not intended to make TNRCC or TDH an "owner" or "operator." TNRCC's or TDH's role in approving bond reductions will not in any way make it responsible for any operation. of the Mines, nor will it own any part of the Mines.

13. Reservation of Defenses. USF&G's execution, delivery and performance under this Agreement shall not constitute, nor be deemed to constitute, an admission of liability or a waiver of any claims or defenses which USF&G may assert or have against URI, Inc., any indemnitors, or against claims made against USF&G under the Bond. The Agencies' execution, delivery or performance under this Agreement shall not constitute, nor be deemed to constitute, an admission of liability or waiver of any claims or defenses which the Agencies may assert or have against URI, Inc. relative to the Kingsville Dome and/or Rosita Mines, or USF&G.

14.   Bankruptcy of URI.

      14.1 It is the express desire, intent, and agreement of the parties (TNRCC/TDH, URI and USF&G) that in the event URI shall become a Debtor in a bankruptcy proceeding (by virtue of either the commencement of a voluntary or an involuntary petition) the rights of TNRCC/TDH and USF&G shall remain as unaffected as possible with respect to their mutual obligations under these Bonds. Accordingly, as a material element of this Agreement, the parties expressly agree and covenant as follows:

      14.2. URI will enter into a Stipulation satisfactory to TNRCC/TDH and USF&G setting forth sufficient facts to demonstrate its acknowledgment that the parties would not have entered into this Agreement absent such stipulation. The Stipulation shall further recite that, should URI become a Debtor in a Chapter 11 bankruptcy proceeding, it shall elect at the earliest of (1) sixty (60) days from the Petition date or (2) thirty (30) days from the entry of the Order for Relief in the instance where an involuntary petition is commenced to assume or reject this Agreement as an executory contract.

      14.3 URI and USF&G further agree that they shall take no action directly or indirectly to prevent the Bankruptcy Court from ordering URI to make such an accelerated election regarding assumption or rejection of this Agreement in accordance with the time frame set forth above in paragraph 14.2.

      14.4. In the event URI elects to assume this executory contract, URI shall cure any pending defaults within 30 days of the date it makes said election to assume (irrespective of the date of the

                            Page 4 of Exhibit 10.19
     entry of the Order approving assumption). In the event the Bonds are called, USF&G shall be entitled to a full credit against the face amount of the Bonds for any partial payments distributed previously to URI in accordance with this Agreement.

     14.5. In the event URI elects to reject this executory contract, the parties agree that each will have whatever rights and obligations they have under this Agreement, the Bonds, and applicable law.

     14.6. All parties further acknowledge that the obligation of USF&G under these Bonds constitutes an independent obligation of USF&G as a surety in favor of TNRCC/TDH. URI further covenants that in its legal opinion, should URI become a debtor in a bankruptcy proceeding, that these Bonds constitute independent obligations of USF&G and would not constitute assets of URI's bankruptcy estate. URI further covenants that it shall take no action either directly or indirectly to controvert any position taken in the Bankruptcy Court by TNRCC/TDH that these Bonds are not property of URI's bankruptcy estate.

     14.7. URI and USF&G acknowledge that there have been extensive confidential settlement communications, privileged under Federal Rule of Evidence 408, leading up to the execution of this Agreement. URI, USF&G, and TNRCC/TDH further covenant that they shall never seek to introduce evidence of any prior negotiations that led up to this Agreement (by way of example but not by limitation, introduction of previous drafts of this settlement agreement as parole evidence).

     14.8 In the event of the bankruptcy of URI, the parties to this Agreement stipulate that the groundwater restoration equipment located at the Kingsville Dome and Rosita mines may continue to be used for groundwater restoration activities until the groundwater restoration is completed.

15. Notices. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement must be sent by: (a) registered or certified delivery mail, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section; or (b) personal delivery. Mailed notice shall be effective on the third (3rd) day following the date of mailing. Personal delivery shall be effective on the date of receipt. Notices shall be mailed to the following:

                                Mr. Jeffrey A. Saitas
                                Executive Director
                                Texas Natural Resource Conservation Commission PO Box 13087
                                Austin, TX 78711-3087

                                Mr. Richard Ratliff, P.E.
                                Texas Department of Health
                                Chief Bureau of Radiation Control
                                1100 West 49th Street
                                Austin, TX 78756

                                United States Fidelity & Guaranty Company
                                c/o St. Paul Surety-Claim (MC41)
                                Matthew L. Silverstein, Esquire
                                5801 Smith Avenue
                                Baltimore, MD 21209

                            Page 5 of Exhibit 10.19

                                Mark S. Pelizza
                                URI, Inc.
                                650 S. Edmonds Lane
                                Suite 108
                                Lewisville, Texas 75067

                                Alfred C. Chidester-Corporate Counsel
                                C/o Baker & Hostetler
                                303 E. 17th Ave., Ste. 1100
                                Denver, Colorado 80203-1264

     and copy to:               R. Kinnan Golemon
                                Brown McCarroll, L.L.P.
                                111 Congress Ave., Ste. 1400
                                Austin, Texas 78701-4043

16. Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

17. Whole Agreement. There are no terms or conditions of this Agreement, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement. This Agreement shall not be construed or interpreted to be for the benefit of any third party, and no third party shall have the right to enforce this Agreement without the consent of all of the parties.

18. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement. Delivery of an executed copy of this Agreement via facsimile or other electronic transmission shall be deemed effective delivery.

19. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or the State of Texas, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

20. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the United States and the State of Texas to the extent that such laws do not conflict with the laws of the United States. Nothing in this Agreement shall relieve URI of its obligations under the rules and regulations of TNRCC or TDH or from the requirements of TNRCC Permits UR02827, WDW 248, UR02880, WDW 250, or TDH License L03653.

21. Dates. Any date that falls on a weekend or a State of Texas holiday shall mean the next regular State of Texas business day following that date.

     The parties have executed this Agreement effective as of January 1, 2002.



/s/ Jeffrey A. Saitas                               /s/ Richard Ratliff
------------------------------------------------    ----------------------------
Jeffrey A. Saitas, P.E., Executive Director         Richard Ratliff, P.E., Chief
Texas Natural Resource Conservation Commission      Bureau of Radiation Control
                                                    Texas Department of Health

                            Page 6 of Exhibit 10.19

/s/ Paul K. Willmott                     /s/ Matthew L. Silverstein
-------------------------------------    ---------------------------------------
Paul K. Willmott, President and          Matthew L. Silverstein, Surety Attorney
Chief Executive Officer, URI, Inc.       United States Fidelity and Guaranty


                            Page 7 of Exhibit 10.19

                                   APPENDIX A
                            Restoration Expenditures
                        January 1, 2002 to April 30, 2002

                                                 -----------------------------------------------------------------
                                                      Jan-02      Feb-02        Mar-02     Apr-02      2002 TOTAL

                                                 -----------------------------------------------------------------
Kingsville Dome Direct Restoration                   $ 61,511    $ 61,511      $ 61,511   $ 61,511       $246,044

PAA3 R.O. operating costs (not to be allowed                     $  5,000      $  5,000   $  5,000       $ 15,000
if R.O. unit not operational in month)

KVD PAA3 Capital                                       30,000      15,000                                $ 45,000

Allotment for Power & Security                         18,750                                            $ 18,750

Accounting and Environmental Salaries                   2,810       2,810         2,810      2,810       $ 11,240

Engineering Salaries                                    2,900       2,900         2,900      2,900       $ 11,600

Allocated Salaries                                     (7,552)     (7,552)       (7,552)    (7,552)      ($30,208)
------------------------------------------------------------------------------------------------------------------

Subtotal Kingsville                                   108,419      79,669        64,669     64,669       $317,426

                                                 ==================================================

Cumulative KVD 2002                                  $108,419    $188,088      $252,757   $317,426
                                                 ==================================================

Rosita Direct Restoration                              47,591      47,591        47,591     47,591        190,364

Rosita Restoration Capital

Allotment for Power & Security                         18,750                                              18,750

Accounting and Environmental Salaries                   2,810       2,810         2,810      2,810         11,240

Engineering Salaries                                    5,800       5,800         5,800      5,800         23,200

Allocated Salaries                                      7,552       7,552         7,552      7,552         30,208
------------------------------------------------------------------------------------------------------------------

Subtotal Rosita                                        82,503      63,753        63,753     63,753        273,762


Cumulative Rosita                                    $ 82,503    $146,256      $210,009   $273,762
                                                 ==================================================

------------------------------------------------------------------------------------------------------------------

Cumulative Expenditures                              $190,922    $334,344      $462,766   $591,188       $591,188
------------------------------------------------------------------------------------------------------------------

                            Page 8 of Exhibit 10.19

                              Performance Criteria


                                   Appendix B

                              Performance Criteria

B-1.     Kingsville Dome Mine

..    QUANTITY PERFORMANCE. Prior to April 1, 2002, URI shall perform at a rate
     --------------------
     of at least 80% of the instantaneous design rate for the installed equipment at Kingsville Dome based on the calculations outlined below. The rate at which water is treated is calculated by adding the waste disposal well flow to the RO feed flow and subtracting the RO brine:

               WDW 248 maximum average permitted flow: 200 gal/min
                    RO feed rate design maximum: 585 gal/min
             Less RO brine contribution to WDW 248 flow: 146 gal/min

      [WDW max + RO max - brine amount =maximum water treated: 639 gal/min]

              (639 gal/min x 1440 min/day x 30 days/mth) x 0.80 =
                        22.1 million gallons per month)

     Starting April 1, 2002, URI shall perform at a rate of at least 80% of the instantaneous design rate for the installed equipment at Kingsville Dome based on the calculations outlined below.

               WDW 248 maximum average permitted flow: 200 gal/min
                    RO feed rate, design maximum: 785 gal/min
             Less RO brine contribution to WDW 248 flow: 196 gal/min
     [WDW max + RO max - brine amount -- maximum water treated: 789 gal/min]

               (789 gal/min x 1440 min/day x 30 days/mth) x 0.80 =
                        27.3 million gallons per month)

..    QUALITY PERFORMANCE. Quality performance shall be assessed on a PAA by PAA
     -------------------
     basis using groundwater analysis to gauge restoration progress. To allow the state staffs to evaluate restoration progress in terms of improvements in water quality, URI shall do the following:

          Collect water quality data at least once every two weeks from each extractor well in the areas currently under active restoration; data shall at a minimum include Conductivity, (or TDS), uranium (as U\\3\\O\\8\\), Ca, pH, and SO\\4\\.

          At least one time during the term of this Agreement, collect water quality data as described above from all production area baseline wells in areas previously considered restored. In addition, other wells, as selected by the Commission, shall be sampled for Radium-226.

          Submit water quality sampling data in both tabular and graphic form to facilitate comparison to past restoration progress reports,

          Submit restoration water quality progress reports monthly.

     Determination of final restoration shall be done in accordance with standard state procedures, as found in 30 TAC 331.107. Before final restoration is confirmed, URI shall obtain stability samples from all production area baseline wells and analyze for those parameters listed in the restoration table

B-2. Rosita Mine

..    QUANTITY PERFORMANCE. URI shall perform at a rate of at least 80% of the
     --------------------
     instantaneous design rate for the installed equipment at Rosita. The rate at which water is treated is calculated by adding the waste disposal well flow to the RO feed flow and subtracting the RO brine:

                  WDW 250 maximum average capacity: 150 gal/min
                    RO feed rate, design maximum: 585 gal/min
             Less RO brine contribution to WDW 250 flow: 146 gal/min
    [WDW max + RO max - brine amount = maximum water treated : 589 gal/min]

                            Page 9 of Exhibit 10.19

                              Performance Criteria


     Therefore, the calculated minimum rate per month is:


                            Page 10 of Exhibit 10.19

                              Performance Criteria


               (589 gal/min x 1440 min/day x 30 days/mth) x 0.80 =
                        20.4 million gallons per month)

..    QUALITY PERFORMANCE. Quality performance shall be measured on a PAA by PAA
     -------------------
     basis using groundwater analysis to gauge restoration progress. To allow the state staffs to evaluate restoration progress in terms of improvements in water quality, URI shall do the following:

          Collect water quality data at least once every two weeks from each extractor well in the areas currently under active restoration data shall at a minimum include Conductivity, (or TDS), uranium (as U\\3\\O\\8\\) Ca, pH, and SO\\4\\.

          At least one time during the term of this Agreement, collect water quality data as described above from all production area baseline wells in areas previously considered restored. In addition, other wells, as selected by the Commission, shall be sampled for Radium-226.

          Submit water quality sampling data in both tabular and graphic form to facilitate comparison to past restoration progress reports.

          Submit restoration water quality progress reports monthly.

     Determination of final restoration shall be done in accordance with standard state procedures, as found in 30 TAC 331.107. Before final restoration is confirmed, URI shall obtain stability samples from all production area baseline wells and analyze for those parameters listed in the restoration table.

                            Page 11 of Exhibit 10.19

                                   Appendix C

                    Reimbursement and Bond Reduction Schedule
                     For Groundwater Restoration Activities


      URI Expenditures          URI Reimbursement               Bond Penal
          Incurred                By USF&G Date               Reduction Date
          --------                -------------               --------------

01/01/02-01/31/02                    12/31/01                    02/14/02

02/01/02-02/28/02                    01/31/02                    03/14/02

03/01/02-03/31/02                    02/28/02                    04/12/02

04/01/02-04/31/02                    03/31/02               After final review


                            Page 12 of Exhibit 10.19

                                   Appendix D

                           Texas Department of Health

William R Archer III, M.D.    1100 West 49th Street        Charles E. Bell, MD.
Commissioner                Austin, Texas 78756-3189       Executive Deputy Commissioner
                                 (512) 458-7111

                           Bureau of Radiation Control
                                 (512) 834-6688

Date


United States Fidelity & Guaranty Company
c/o St. Paul Surety-Claim (MC41)
Matthew L. Silverstein, Esquire
5801 Smith Avenue
Baltimore, MD 21209

                                                   CERTIFIED MAIL: _____________

Re:  Uranium Resources, Inc. (TDH License L03653)
     Reduction of Financial Security Bonds:
     Performance Guarantee Bond No. 41-0130-40028-96-6
     Performance Guarantee Bond No. 41-0130-40040-96-6

Dear Sirs:

The Texas Department of Health hereby authorizes the reduction of financial security bonds issued by USF&G on behalf of Uranium Resources, Inc. (URI) and held by the Texas Department of Health for groundwater restoration and decommissioning of the Kingsville Dome and Rosita mines by the following:

1) Reduce Performance Guarantee Bond (Bond No. 41-0130-40028-96-6 for the Kingsville Dome site) that has been in effect since December 2, 1996, in the current penal sum of One Million Seven Hundred Forty-One Thousand Five Hundred Forty-Two Dollars ($1,741,542.00) by XYZ Dollars and XYZ Cents ($XXXXXXXXXX) to the reduced penal sum of xxxxxxxxxxxxxxxxxx Dollars and XYZ Cents ($XXXXXXXXXX); and

2) Reduce Performance Guarantee Bond (Bond No. 41-0130-40040-96-6 for the Rosita
   site) that has been in effect since November 26, 1996, in the current penal sum of One Million Nine Hundred Nine Thousand Six Hundred Forty-Three Dollars ($1,909,643.00) by XYZ Dollars and XYZ Cents ($XXXXXXXX) to the reduced penal sum of xxxxxxxxxxxxxxxxx Dollars and XYZ Cents ($XXXXXXXX).

                            Page 13 of Exhibit 10.19

United States Fidelity & Guaranty Company
c/o St. Paul Surety-Claim (MC41)
Matthew L. Silverstein, Esquire
Date
Page Two


The approved bond reductions are based on USF&G's certification of the amounts advanced to URI for groundwater restoration and decommissioning work performed by URI at the Kingsville Dome and Rosita mines under the Second Kingsville Dome and Rosita Mines Agreement dated xxxxxx. The TDH issues these bond reductions with the understanding that TDH and USF&G make no representations, express or implied, as to the restoration work performed by URI, and that these bond reductions are final as of this date for all purposes.

Sincerely,



Richard A. Ratliff, P.E., Chief
Bureau of Radiation Control

cc: Dale Kohler, TNRCC
    Kinnan Golemon
    Mark Pelizza, URI
    Tom Godard, TDH

                            Page 14 of Exhibit 10.19

                 STIPULATION OF URI, INC., THE TEXAS DEPARTMENT
             OF HEALTH, AND THE TEXAS NATURAL RESOURCE CONSERVATION
                       COMMISSION REGARDING CERTAIN FACTS

URI, Inc., ("URI"); the Texas Department of Health, ("TDH"); and the Texas Natural Resource Conservation Commission, ("TNRCC") by and through their respective counsel, stipulate as follows:

1. URI holds TDH Radioactive Material License L03653 and TNRCC Underground Injection Control Permits UR02827 (Kingsville Dome Mine) and UR02890 (Rosita
Mine) authorizing its in situ uranium mining operations in Kleberg and Duval Counties, Texas.

2. Nothing in this stipulation changes, modifies, or amends any license, permit, or production area authorization requirement.

3. Because URI was financially unable to continue ground water restoration at the Kingsville Dome and Rosita Mines, the Kingsville Dome and Rosita Mines Agreement and subsequent Second Kingsville Dome and Rosita Mines Agreement was executed by URI, TDH, TNRCC, and United States Fidelity and Guaranty Company ("USF&G").

4. Under the terms of the Kingsville Dome and Rosita Mines Agreement and Second Kingsville Dome and Rosita Mines Agreement, URI received funding from USF&G to pay for reasonable restoration costs at the Kingsville Dome and Rosita Mines. The financial assurance bonds (Performance Guarantee Bond No. 41-0130-40028-96-6 and Performance Guarantee Bond No. 41-0130-40040-96-6,
hereinafter "Bonds") for groundwater restoration issued to TDH by USF&G on behalf of URI have been reduced according to the terms of the Kingsville Dome and Rosita Mines Agreement and Second Kingsville Dome and Rosita Mines Agreement.

5. As a material element of the Second Kingsville Dome and Rosita Mines Agreement, URI agreed to enter this stipulation.

6. The TDH and TNRCC would not have executed the Second Kingsville Dome and Rosita Mines Agreement without this stipulation.

7.   URI shall elect at the earliest of (1) sixty days from the Petition date or
(2) thirty days from the entry of the Order for Relief in the instance where an involuntary petition is commenced to assume or reject the Second Kingsville Dome and Rosita Mines Agreement as an executory contract.

8. URI shall take no action directly or indirectly to prevent the Bankruptcy Court from ordering URI to make such an accelerated election regarding assumption or rejection of the Second Kingsville Dome and Rosita Mines Agreement in accordance with the time frame set forth above in paragraph 7.

9. Should URI elect to reject the Second Kingsville Dome and Rosita Mines Agreement as an executory contract, the TDH/TNRCC will retain whatever rights and obligations they have under the Bonds, including the right to call in the bonds for performance or payment.

10. All parties acknowledge that the obligations of USF&G under the Bonds constitutes an independent obligation of USF&G as a surety in favor of TDH/TNRCC.

11. URI covenants that in its legal opinion the Bonds constitute an independent obligation of USF&G and do not constitute assets of URI's bankruptcy estate.

12. URI covenants that it shall take no action either directly or indirectly to controvert any position taken in the Bankruptcy Court by TNRCC/TDH that these Bonds are not property of URI's bankruptcy estate.

                            Page 15 of Exhibit 10.19

Dated this 8th day of January, 2002.


/s/ Paul K. Willmott
--------------------------------------------------
Paul K. Willmott
Chairman, President, and CEO
URI, Inc.


/s/ Jeffrey Saitas
--------------------------------------------------
Jeffrey Saitas ,Executive Director
Texas Natural Resource Conservation Commission


/s/ Richard Ratliff
--------------------------------------------------
Richard Ratliff, Chief
Bureau of Radiation Control
Texas Department of Health

                            Page 16 of Exhibit 10.19